PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated February 2, 2001)

                                9,182,217 Shares

                                ACTIVISION, INC.

                                  Common Stock

     This  Prospectus  relates to 9,182,217  shares of Common  Stock,  par value
$.000001 per share, of Activision,  Inc.  ("Activision"  or the "Company") being offered  hereby for the account of certain of the Company's  executive  officers and  directors  (each a "Selling  Stockholder"  and  collectively  the  "Selling
Stockholders").  See  "Selling  Stockholders."  Of the  shares of  Common  Stock offered  hereby,  (i)  5,844,471  shares  will be issued by the  Company  to the
Selling  Stockholders upon the exercise by such Selling  Stockholders of options to purchase  Common Stock issued to them  pursuant to the  Company's  1991 Stock
Option and Stock Award Plan,  the  Company's  1998  Incentive  Plan,  and/or the
Company's 1999 Incentive  Plan (the 1999 Incentive  Plan,  1991 Stock Option and
Stock Award Plan and 1998  Incentive  Plan,  collectively,  the "Stock Plans "),
(ii) 3,235,678 shares will be issued by the Company to Selling  Stockholders who are  executive  officers  of the  Company  upon  the  exercise  by such  Selling
Stockholders  of options to purchase  Common Stock issued to them outside of any plan, (iii) 62,068 shares will be issued by the Company to Selling  Stockholders who are non-employee  directors of the Company upon the exercise by such Selling
Stockholders of warrants to purchase Common Stock issued to them pursuant to the
Company's  1991  Director  Warrant Plan and (iv) 40,000 shares will be issued by the  Company to  Selling  Stockholders  who are  non-employee  directors  of the
Company upon the exercise by such Selling  Stockholders  of warrants to purchase
Common Stock issued to them outside of any plan.

     The Company is a  diversified  international  publisher  and  developer  of interactive  entertainment  software.  The Company is best known for its action, adventure and  action/simulation  products.  The Company's products are designed for a range  of  platforms  including  personal  computer  systems  and  console systems. See "The Company."

     The Common Stock is traded in the NASDAQ  National  Market System under the symbol  "ATVI." On January 31, 2001, the last sale price for the Common Stock as reported on the NASDAQ National Market System was $18.125 per share.

     No underwriting  is being utilized in connection with this  registration of
Common  Stock and,  accordingly,  the shares of Common  Stock are being  offered without underwriting  discounts.  The expenses of this registration will be paid by the Company. Normal brokerage commissions, discounts and fees will be payable by the Selling Stockholders.

          For a discussion  of certain  matters  which should be  considered  by prospective investors, see "Risk Factors" commencing on page 2.

          THESE  SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
SECURITIES AND EXCHANGE  COMMISSION OR ANY STATE  SECURITIES  COMMISSION NOR HAS
THE COMMISSION OR ANY STATE  SECURITIES  COMMISSION  PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS.  ANY  REPRESENTATION  TO THE CONTRARY IS A CRIMINAL
OFFENSE.

           The date of this Prospectus Supplement is February 5, 2001.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership  of Common Stock by the Selling  Stockholders  as of February 5, 2001,
and the number of shares of Common Stock being offered by this Prospectus.

                        Beneficial Ownership of Common Stock  Number of Shares
Name and Address of         Prior to the Offering (2)          of Common Stock
                        -----------------------------------
Selling Stockholder(1)  Number of Shares  Percentage of Class    Being Offered
----------------------  ----------------  -------------------  ----------------

Ronald Doornink              784,560(3)          1.7%                 774,560

Lawrence Goldberg            320,359(3)             *                 318,682

Brian G. Kelly             3,722,957(3)(5)      12.3%               3,498,485

Robert A. Kotick           4,503,577(3)(5)      15.3%               3,566,285

Harold Brown                 105,000(3)(4)          *                 105,000

Barbara S. Isgur             117,067(3)(4)          *                 117,067

Steven T. Mayer              121,667(3)(4)          *                 121,667

Robert Morgado               105,000(3)(4)          *                 105,000

Michael Rowe                  97,971(3)             *                  97,971

Daniel Hammett               152,000(3)             *                  72,500

William Chardavoyne          100,000(3)             *                 100,000

Kathy Vrabeck                189,500(3)             *                 187,500

Richard Andrew Steele        278,274                *                 117,500

All Selling Stockholders
  as a group              10,870,932            32.1%               9,182,217
------------------------
* Percent of class less than 1%.

(1)  The address for each Selling  Stockholder  is c/o  Activision,  Inc.,  3100
     Ocean Park Boulevard, Santa Monica, California 90405.

(2)  Percent of class was computed  based on  25,910,236  shares of Common Stock outstanding  as of January 30, 2001 and, in each such  person's  case,  the number of shares of Common Stock issuable upon the exercise of the warrants or options  exercisable  within 60 days held by such  individual or, in the case of all Selling Stockholders as a group, the number of shares of Common
     Stock  issuable  upon the exercise of the  warrants or options  exercisable within  60 days  held by all such  individuals,  but does not  include  the number of shares of Common  Stock  issuable  upon the exercise of any other outstanding warrants or options.

(3)  Includes  (i)  426,644,  160,106,  1,338,976,  1,406,776,  25,667,  23,000,
     23,000, 25,667, 36,513, 9,375, 34,375 and 49,375 shares issuable to Messrs.
     Doornick,  Goldberg, Kelly, Kotick, Brown, Ms. Isgur, Mayer, Morgado, Rowe,
     Hammett,  Ms.  Vrabeck and Steele,  respectively,  upon exercise of options exercisable  within 60 days held by each such  individual  pursuant  to the
     Stock Plans, (ii) 347,916, 158,666, 62,666, 62,000, 62,000, 62,666, 61,458,
     63,125,  100,000,  153,125 and 68,125 shares issuable to Messrs.  Doornink,
     Goldberg, Brown, Ms. Isgur, Mayer, Morgado,

                                                        -2-

     Rowe,  Hammett,  Chardavoyne,  Ms. Vrabeck and Steele,  respectively,  upon exercise  of  options  exercisable  greater  than 60 days held by each such individual  pursuant to the Stock Plans,  and (iii) with respect to each of
     Messrs.  Kotick  and  Kelly,  37,481  shares  owned  directly  by  Delmonte
     Investments,  L.L.C., of which each such individual is a member. The amount does not include (i) with  respect to Messrs.  Kelly and Kotick,  7,032 and
     49,500 shares of stock  transferred by them,  respectively,  to irrevocable trusts for the benefit of their minor  children,  and (ii) with  respect to
     Mr. Kotick,  110,689 options transferred by him to an irrevocable trust for the benefit of his minor children.

(4)  Includes (i) 16,667 shares issuable to each of Messrs.  Brown,  Mayer,  and
     Morgado,  and 12,067 shares issuable to Ms. Isgur upon exercise of warrants held by such individuals pursuant to the 1991 Director Warrant Plan, all of which are currently exercisable, and (ii) 20,000 shares issuable to each of
     Ms. Isgur and Mr.  Mayer upon  exercise of non-plan  warrants  held by such individual outside of any plan, all of which are currently exercisable.

(5)  Includes  2,159,509  shares  issuable to each of Messrs.  Kelly and Kotick, upon exercise of non-plan  options held by such  individual  outside of any plan, 1,617,839 of which are exercisable within 60 days.